EXPRESS, INC. ANNOUNCES DEPARTURE OF CHIEF EXECUTIVE OFFICER DAVID KORNBERG AND APPOINTMENT OF MATTHEW MOELLERING AS INTERIM CHIEF EXECUTIVE OFFICER

Columbus, Ohio - January 22, 2019 - Express, Inc. (NYSE: EXPR), a leading fashion apparel retailer, today announced the departure of Chief Executive Officer David Kornberg. Effective January 22, 2019, Mr. Kornberg will no longer serve as Chief Executive Officer, President or as a member of the Board of Directors. Mr. Kornberg will remain employed by the company through February 21, 2019. The Board of Directors has appointed Matthew Moellering, age 52, as Interim Chief Executive Officer and Interim President until a permanent Chief Executive Officer and President is appointed.
Commenting on the announcement, the company’s Chairwoman of the Board, Mylle Mangum, stated “On behalf of the Board of Directors, we would like to thank David for his many years of service and strong contributions to Express in multiple roles. We wish him the best of luck in his future endeavors. During this time of transition, we have every confidence that Matt’s proven leadership will serve the company well.”
Mr. Moellering has served as the company’s Executive Vice President and Chief Operating Officer since September 2011 and will continue to serve as such during his tenure as Interim Chief Executive Officer and Interim President. Mr. Moellering has served in various roles with the company since 2006. Prior to his service with the company, Mr. Moellering served in various roles with Limited Brands (now known as L Brands), Procter & Gamble, and as an officer in the United States Army. In addition, Mr. Moellering serves on the board of directors of L.L. Bean, Inc., which is a privately held company. The Board of Directors of the company has commenced a search for a new Chief Executive Officer and President.
About Express, Inc.:
Express is a leading fashion destination and apparel brand for both women and men. Since 1980, Express has provided the latest apparel and accessories for work, casual, jeanswear, and going-out, offering a distinct combination of fashion and quality at an attractive value. The company operates more than 600 retail and factory outlet stores in the United States and Puerto Rico, as well as a best-in-class shopping experience through its website and mobile app. In addition, Express merchandise is available at franchise locations and online in Latin America. For more information, please visit www.express.com.
Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, guidance and expectations for the fourth quarter and full year 2018, including statements regarding expected comparable sales, net income, and diluted earnings per share. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and online; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a relevant and reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our ability to improve the productivity of our existing stores, open new stores, and grow our e-commerce business; (15) our substantial lease obligations; (16) our reliance on third parties to provide us with certain key services for our business; (17) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (18) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (19) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; (20) impairment charges on long-lived assets; and (21) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

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Mark Rupe	Alyssa Spittle
Express, Inc.	Express, Inc.
Vice President Investor Relations	Director, Communications
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